EXHIBIT 99.1

FOR IMMEDIATE RELEASE         CONTACT:   Investor:
                                         Dave Bosher 804-287-5685
                                         Vice President and Treasurer

                                         Media:
                                         Teri Schrettenbrunner 804-287-6260
                                         Director of Public Relations


                   CADMUS COMMUNICATIONS CORPORATION ACQUIRES
                             THE MACK PRINTING GROUP

       EXPANDS LEADERSHIP POSITION IN SCIENTIFIC, TECHNICAL, MEDICAL NICHE

RICHMOND, VA -- April 1, 1999 -- Cadmus Communications Corporation (NASDAQ NMS:
CDMS) today announced that it has acquired The Mack Printing Group and its subsidiaries ("Mack"). Mack is a leading national producer of journals, magazines and periodicals, with annual revenues of approximately $165 million.

The purchase price, consisting of cash, seller-provided subordinated debt, and Cadmus common stock, was approximately $200 million. Cadmus anticipates that the transaction will be accretive to net income in fiscal 2000.

This acquisition continues Cadmus' strategy of creating leadership positions in select niche markets. The addition of Mack increases Cadmus' annual revenues by over 40% and solidifies its position as the world's leading producer of scientific, technical and medical (STM) journals. The acquisition brings to Cadmus new capabilities to better serve the faster-growing "short-run" segment of the STM market, and significantly strengthens Cadmus' magazine business by adding new production and distribution capabilities.

C. Stephenson Gillispie, Jr., Cadmus' chairman, president and chief executive officer, noted, "This acquisition is a giant step forward both operationally and financially. Cadmus is now one of North America's five largest periodical printers. With our increased size, we will capture operating benefits from enhanced synergies and economies of scale. Financially, we are strengthening Cadmus by adding a business with a solid track record of consistent growth, double-digit operating margins, and strong cash flows. We will increase cash flow per share, significantly expand our operating margins and, coupled with other recent organizational changes, further stabilize the earnings performance of our business. We are excited about the short and long-term opportunities this acquisition creates."

Joseph J. Ward, executive vice president of Cadmus' Professional Communications sector, added, "Mack's strengths in "short-run" printing and directory production add vital new competencies to our Professional Communications sector. Coupled with our recently announced acquisition of Dynamic Diagrams -- a Web-based architecture firm -- we can now provide an unmatched spectrum of end-to-end solutions to our customers."

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CADMUS COMMUNICATIONS CORPORATION
MACK ACQUISITION
PAGE 2

Commenting on the transaction, Paul Mack, Mack's chairman, stated, "We are delighted to be joining forces with a market leader that has a well-established reputation for offering world-class, digital solutions to journal and specialty magazine publishers. Based on its successful acquisitions of Waverly Press and Lancaster, Cadmus has an outstanding track record of acquiring and integrating periodical production companies. As a part of Cadmus, we will be able to deliver a broader range of integrated, professional communications services to our existing customers."

Mack will operate initially under the name CadmusMack and will remain headquartered in Easton, Pennsylvania with manufacturing facilities located in Easton, Ephrata, and East Stroudsburg, Pennsylvania, as well as in Baltimore, Maryland. Mack will operate under Cadmus' Professional Communications sector headed by Ward. Mack's current management team, including Mark Ploucha, executive vice president of operations, and Steve Smith, executive vice president of finance and administration, will remain with the company in their current capacities.

Cadmus also announced that N. R. Puri, the former majority owner of The Mack Printing Group, has joined Cadmus' Board of Directors. Mr. Puri's business interests include investments in U.S., UK, German, Chinese, and Hungarian companies that collectively employ over 5,000 people. "We are very fortunate that Nat has agreed to join our Board," said Gillispie. "His well-rounded, international expertise in a wide range of fields will be a great asset to Cadmus."

Among the nation's largest publication printers and the second largest producer of STM journals, The Mack Printing Group is headquartered in Easton, Pennsylvania. The company composes, prints, and distributes over 500 STM journals, in addition to nearly 200 magazines and other periodicals, from sheet-fed and web printing facilities in Easton, Ephrata, and East Stroudsburg, Pennsylvania, as well as in Baltimore, Maryland. Additional information about Mack is available at the company's web site - www.mpg.com.

Cadmus Communications Corporation provides customers with integrated, end-to-end communications solutions. The company is organized around two primary business sectors: Professional Communications, serving customers who publish information, and Marketing Communications, serving customers who convey marketing messages. Additional information about Cadmus is available at the company's web site - www.cadmus.com.

                                      # # #

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to:
(1) the effective integration of recent acquisitions, (2) continuing competitive pricing in the markets in which the company competes, (3) the gain or loss of significant customers or the decrease in demand from existing customers, (4) the ability of the company to continue to obtain improved efficiencies and lower overall production costs, (5) changes in the company's product sales mix, (6) the performance of new management and leadership teams in the company and its divisions, (7) the impact of industry consolidation among key customers, (8) the ability of the company to operate profitably and effectively with higher levels of indebtedness, and (9) the ability to retain key employees and managers in light of lower than planned incentives and benefits.